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                                                                    Exhibit 99.1


                   York Announces Default on Portfolio Bonds;
                     Failure of Negotiation with Creditors;
                  Appointment of New Chief Executive Officer;
                     Contract for Sale of Trinidad Project.

         FOR IMMEDIATE RELEASE
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         York Research Corporation (NASDAQ:YORK) October 30, 2001 - York
Research Corporation ("York") today announced that the $10,345,000 payment due today under the terms of the $150,000,000 12% Senior Secured Bonds due October 30, 2007 issued by York Power Funding (Cayman) Limited (the "Portfolio Bonds") would not be made. Failure to make this payment on or before November 9, 2001, constitutes an Event of Default under the Portfolio Bonds allowing the trustee to exercise remedies against the collateral for the Portfolio Bonds. The collateral for the Portfolio Bonds consists of York's interest in its Trinidad Project, Big Spring Project, Brooklyn Navy Yard Project and Warbasse Project. In addition to this payment default, approximately $17,500,000 generated by the Trinidad Project over approximately the last 18 months was advanced to York for its general corporate purposes, a violation of the provisions of the documents governing the Portfolio Bonds.

         As a result of the foregoing, Robert M. Beningson will no longer serve as Chairman, President and Chief Executive Officer of York and is taking an unpaid leave of absence. Robert C. Paladino, formerly York's Executive Vice President, has agreed to become President and Chief Executive Officer.

         York also announced that its negotiations with the creditors of NAEC alleging claims against York had not been fruitful, and such creditors were determining whether to file a bankruptcy petition against York.

         Separately, York announced that it had signed an agreement with a subsidiary of NRG Energy, Inc. to sell its Trinidad Project for $140,000,000. Consummation of this agreement is subject to various conditions, including consent of the Trinidad and Tobago Electricity Commission and the discharge of the liens of the Portfolio Bonds. There can be no assurance that such conditions will be satisfied. Pursuant to the terms of this agreement, if the closing fails to occur by November 21, 2001, either York or NRG has a right to terminate the agreement.

         In connection with the foregoing, the independent directors of York stated "We are delighted that we have someone with the integrity and experience of Bob Paladino to take over as Chief Executive Officer and President of York. We have complete confidence in Bob's judgment and ability." Mr. Paladino said "York has faced, and will continue to face, some challenges, but the core value of its assets remains undiminished, as shown by the contract to sell the Trinidad facility. I look forward to overcoming these challenges and maximizing the value of York's assets."

         Please see York's Current Report on Form 8-K filed today with the Securities and Exchange Commission for details as to these matters.

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         York develops, constructs, and operates cogeneration and renewable energy projects, and through North American Energy Conservation Inc., a subsidiary, markets natural gas in the northeastern United States.

         This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only of the date hereof. Additional information concerning potential factors that could affect the Company's financial results are included in the Company Form 10-K for the fiscal year ended February 28, 2001 and subsequent 10-Q's.

Contact: Corporate Communications, York Research Corporation, 280 Park Avenue, Suite 2700W, New York, NY 10017, Telephone: (212) 557-6200